CODE OF ETHICS

A.	Introduction And Standards Of Business Conduct

In accordance with Rule 204A-1 of the Advisers Act, the Firm has adopted this code of ethics (the "Code of Ethics" or the "Policy") to prevent violations of federal securities laws. Moreover, this Policy is intended to help the Firm personnel ("you") understand the Firm's obligations as a registered investment adviser and to assist you in complying with these obligations.

The Firm expects all employees to act with honesty, integrity and professionalism and to adhere to federal securities laws.

1.	Standards of Business Conduct

In general, investment advisers are fiduciaries with respect to their respective advisory clients. The Advisers Act is the federal statute governing most investment advisers and enhances the fiduciary nature of the relationships between investment advisers and their clients. Section 206(4) of the Advisers Act prohibits any investment adviser from engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative. In particular, Section 206 of the Advisers Act makes it unlawful for any investment adviser and for you:

•	to employ any device, scheme, or artifice to defraud a client or prospective client;

•	to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

•	knowingly to sell any security to or purchase any security from a client when acting as principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client's account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client's consent to the transaction (it being understood that any account where 25% or more of the equity interests are owned by affiliates or employees of the Firm are considered “Principal” accounts); and

•	to engage in fraudulent, deceptive or manipulative practices.

As an investment adviser, the Firm stands in a position of trust and confidence with respect to its clients. Accordingly, the Firm has a fiduciary duty to its clients, including a duty to make full and fair disclosure of any potential conflicts of interest that may arise. Investors in any hedge fund or managed account that the Firm advises (the "Funds" and the "Separate Accounts" or “Managed Accounts”, respectively) must have the utmost trust and confidence that the Firm will act in their best interests. This requires not only actual good faith on the Firm's part, but the appearance of good faith as well. In order to achieve and maintain this high level of trust and confidence, the Firm has adopted this Code of Ethics.

2.	Scope of Code of Ethics - Who Must Comply

The Firm's policies and procedures are based on the general concepts of fiduciary duty, the specific requirements of the Advisers Act and other U.S. federal securities laws relating to the operations of investment advisers, as well as the Firm's internal policies. All officers, directors, partners and employees of the Firm, and any other person subject to the Firm's control and supervision or generally held out by the firm as an employee (collectively referred to as "Supervised Persons"), must adhere to the Code of Ethics. Moreover, all Supervised Persons must comply with the applicable federal securities laws. Technical compliance will not insulate anyone from scrutiny of any actions that create the appearance of a violation.

This Policy cannot cover every possible situation that may arise in the conduct of the Firm's business. If you are uncertain about how to react in certain circumstances, a single question often can do much to avoid a serious problem. If you have any questions, contact the Firm's Chief Compliance Officer or in his absence a Managing Member. You must also notify the Firm's Chief Compliance Officer immediately if you have any reason to believe that a violation of these policies has occurred or is about to occur. This policy is not intended to impede your ability to exercise your legal right to file a Whistleblower claim with the Securities and Exchange Commission or any other government agency.

3.	Penalties for Violating the Code of Ethics

You should be aware that the Firm may impose penalties for breaches of the policies and procedures contained in this Policy. Depending on the nature of the breach, penalties may include a letter of censure, disgorgement (or profit "give ups"), fines, referrals to regulatory and self-regulatory bodies and dismissal.

In the event any Supervised Person, after reviewing the Code of Ethics and signing an acknowledgement as to understanding and agreeing to abide by the Firm's policies and procedures, violates any provision, policy or procedure outlined in this Policy, such Supervised Person may be subject to various sanctions, depending on the violation, including a verbal reprimand, a written reprimand, or the termination of employment with the Firm.

Specific sanctions imposed will be determined on a case-by-case basis and will be based upon the infraction and a determination by the senior management of the Firm.

Furthermore, depending on the violation, a Supervised Person who breaches the Firm's Code of Ethics may be subject to civil or criminal actions.

4.	Duties Toward the Firm - Conflicts of Interest

As a Supervised Person, you have an obligation of loyalty towards the Firm. Under no circumstances are you to use your professional position directly or indirectly for personal purposes by taking unfair advantage of any confidential or inside information or by profiting in any other way from your professional position. You should be extremely careful to avoid any personal conflict of interest with the Firm or its clients.

Supervised Persons are reminded that they must give prior notice of outside activities in which they wish to engage. This includes serving on committees or boards for any companies or organizations (including non-profits), any outside business interests, private securities transactions, and maintenance of personal brokerage accounts (for employees and employee related accounts as described further in the Manual).

Supervised Persons may not use the Firm's name in connection with any outside activity without prior approval from the Chief Compliance Officer. Even when use is approved, care should be exercised so that the name is not used in any inappropriate manner or which could be misinterpreted as an endorsement by the Firm of the employee's activity.

Supervised Persons may not use their authority or position for their personal gain.

5.	Gifts and Entertainment

Gifts valued in excess of $250 given or received between an employee and Business Associate (used herein to mean a person that ABS may do or does business with) per annum in the aggregate require pre-approval through the Tradesphere system. Gifts given/received at conferences or during the holiday season as a mass marketing/goodwill gesture (not specific to an individual’s status) shall be exempt from this policy. Holiday gifts received by Employees as a result of business relationships should be included in the Firm’s annual holiday raffle.

Entertainment to which both the employee and Business Associate are not both present shall be deemed a gift (i.e. tickets to a concert or sporting event) and subject to pre-approval.

Each employee is expected to use professional judgment in entertaining and in being entertained by a Business Associate. Provided that the employee and Business Associate both attend, an employee may accept from, or provide to, a Business Associate meals (breakfast, lunch, dinner) or entertainment (dinner reception, golf outing, ticket to a sporting event or the theater, or comparable entertainment), that are not so “frequent”, nor so “expensive” as to raise any question of impropriety. This policy excludes wide scale conferences/events/benefits of more than 20 attendees paid by ABS or a Business Associate (i.e. manager conferences or educational seminars).

Under no circumstances shall an employee accept or provide cash, cash equivalents, lodging or airfare to or from any person or entity that does, or may be reasonably expected to solicit, business with or on behalf of the Firm.

Entertainment (as described above) received by an employee from a party ABS could or does allocate any portion of its assets under management to, requires notice to the CCO so that the frequency and extravagance of such activities can be monitored.

All solicitation of gifts or gratuities is unprofessional and is strictly prohibited. Accordingly, employees may not solicit gifts and may not receive cash gratuities from any party with which the Firm conducts or could reasonably be expected to conduct business. This provision shall not prohibit an employee from requesting reasonable donations to charitable organizations that are tax-exempt under section 501(c)(3) of the Internal Revenue Code, provided that neither the employee nor ABS receives any tangible benefit or remuneration relating to any such donation.

Gifts, Meals and Entertainment for Government Officials. Employees must be aware that there are strict restrictions placed on the giving of gifts and entertainment to any government official (foreign or domestic). The giving or acceptance of gifts, meals and entertainment and other things of value may violate federal, state and local anti-bribery or other statutes. These rules are complex and expensive to navigate, therefore employees are discouraged from engaging in such activity and if deemed necessary should seek advice from the CCO before offering a gift or entertainment of any value involving any federal, state, local or foreign government official . (For a further discussion, see the section of the Compliance Manual which discusses the U.S. Foreign Corrupt Practices Act.)

Gifts, Meals and Entertainment Reporting. The Firm has a variety of reporting and recordkeeping obligations as it relates to gifts, meals and entertainment.

To ensure that ABS is able to meet these obligations (if any), Employees must provide the Firm with accurate and ample information pertaining to the business purpose, individuals involved and their affiliation/company. Such information should most commonly be provided in monthly expense reports.

If you are unsure as to whether a gift or entertainment may violate the Firm's policy, either reject the gift or entertainment or obtain clearance from the Chief Compliance Officer.

6.	Political Contributions

Political contributions, lobbying and other political activities are subject to strict laws and therefore any political contributions or activities by the Firm must be approved in advance by the CCO. Subject to restrictions on employees making certain personal political contributions in the United States (as described herein, including pre-approval of contributions in many cases due to Firm obligations under related laws) and to restrictions on employees serving in a public or civic office, or in a formal position on a campaign committee, employees may make personal political contributions and engage in personal political activities as they choose.

Under no circumstances may a political contribution may be made on behalf of the Firm, and no political activity may be engaged in by the Firm, without the prior written approval of the Chief Compliance Officer. This prohibition covers “in-kind” contributions, i.e., contributions of Firm property services or other assets. Further, under no circumstances may the Firm reimburse employees for political contributions made with their own funds nor can an employee attempt to circumvent this policy by making contributions via a family member or someone else..

Employees must obtain the prior approval of the CCO or his designee before they (or their spouse or dependent children) make or solicit the making of a personal political contribution to any candidate, political party committee, or other political committee (such as a PAC) in connection with any state or local level office (e.g., governor, comptroller, state representative, state senator, city council, etc.). Employees are strictly prohibited from:

1.	Asking another person or political action committee to:

a.	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of ABS as an investment adviser; or

b.	Make a payment to a political party of the state or locality where ABS is seeking to provide investment advisory services to such state or local government.

2.	Directing or funding political contributions through third parties, such as family members, lawyers or companies affiliated with the employee, if such political contributions would violate this policy if done directly by the employee.

Employees generally do not need to obtain prior approval before making contributions to candidates for U.S. federal office or to one of the six national party committees in the United States, provided that pre-approval is required if the applicable recipient either:

(i)	holds a state or local office while running for federal office; or

(ii)	serves as an officer, director or employee of any retirement plan established or maintained for its employees (current or former) by the government of the United States, the government of any state or political subdivision thereof, or by any agency or instrumentality of any of the foregoing (“Public Pension Fund”).

It is each Employee’s responsibility to ensure that any political contributions made will not limit the Firm’s ability to accept investments from any Public Pension Funds or otherwise adversely affect the Firm’s business. Questions in regard to this policy should be directed to the CCO prior to making any applicable contribution.

B.	Prevention Of Insider Trading, Personal Securities Transactions And Outside Business Activities

The Firm forbids any officer, director, employee or persons working under consulting agreements with the Firm from trading, either personally or on behalf of others, on the basis of material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." Every officer, director and employee of the Firm must read and retain this policy statement. Any questions regarding the Firm's insider trading policy and procedures should be referred to the Chief Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but for the purposes of these procedures it means the use of material, non-public information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

This discussion on insider trading is drafted broadly; it will be applied and interpreted in a similar manner. The Firm's policy on insider trading applies to securities trading and information handling by all Supervised Persons of the Firm (including spouses, minor children and adult members of their households and any other relative of a Supervised Person on whose behalf the Supervised Person is acting) for their own account or the account of any client of the Firm.

"Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation developments, liquidity problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information appearing in Bloomberg, Dow Jones, Reuters Economic Services, The Wall Street Journal, SEC Filings or other publications of general circulation could be considered public. For the purposes of this policy, the term "securities" includes stocks, bonds, options, index futures, warrants, limited partnership interests and other similar investments. Commodities, which include, futures, forwards, currencies and options on futures, are also considered securities under this definition.

1.	Liability of Insiders

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person may be deemed a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the Firm's purposes. A temporary insider may include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Obviously, the Firm is not itself a publicly traded entity and information regarding its activities is not regulated nor does the Firm’s ordinary course of business as a fund of funds afford it such information. However, it is possible that interaction with clients or others who are insiders or who have access to inside information (from whatever sources) could provide information that would be deemed insider information and thus make you a temporary insider as well.

The securities laws require that insiders who possess material, non-public information about an issuer of securities either disclose that information to the investing public, or refrain from passing such information along to others and desist from trading in or recommending the purchase or sale of securities based upon such information. Similarly, as a general rule, persons to whom insiders "tip" material, non-public information must refrain from passing such information along to others, and from trading in or recommending securities on the basis of such information. Tipping or trading on material, non-public information about a tender offer may violate the rules of the SEC.

2.	Misappropriation Theory

Though the law in this area is not settled, another basis for potential insider trading liability is the "misappropriation" theory in which liability is premised on trading on the basis of material nonpublic information that was stolen or misappropriated, even if it did not emanate from an insider. It should be noted that the misappropriation theory might be used to reach a variety of individuals not previously thought to be encompassed under the traditional insider trading prohibitions.

"Non-insiders" should be distinguished from "quasi-insiders." A quasi-insider is someone who possesses a relationship with the issuer that gives him or her access to confidential information about the issuer and has a duty to keep such information confidential. An attorney, accountant or consultant to the issuer is a typical example of a quasi-insider. You should not solicit or obtain information about the issuer from quasi-insiders.

While you should not solicit information from quasi-insiders, it is permissible for you to solicit information from non-insiders concerning the issuer. You should not, under any circumstances, however, provide any form of payment or item of value to non-insiders in exchange for the information. In addition, you should understand that an employee of a non-insider entity such as a supplier, vendor or other entity which has arms-length dealings with the issuer, while not owing a duty of confidentiality to the issuer, may owe a duty to his or her own employer not to disclose confidential information to persons such as analysts or fund managers. Though you may not know, in a particular situation, whether such employee has a duty of confidentiality, if you do learn, based on the circumstances, that the employee would be breaching any duty to his employer by disclosing the information to you, you should not obtain such information from that person.

3.	Possession of the Information Is Enough to Prohibit Trading

The SEC takes the position that a party who is in possession of improperly obtained material non-public information concerning an issuer may not trade in the issuer's securities regardless of whether the person is relying on the information in making the trade. According to the SEC, possession is enough to create liability, and it is not a defense to an insider trading violation that you did not rely upon the information you possessed when you made the trade.

Employees who trade based on rumors may, in certain circumstances, be violating the laws and regulations that prohibit insider trading. Any officer, director or employee who has reason to believe that a rumor or other unsubstantiated information may have been circulated in a deliberate effort to influence the market in any publicly traded company should promptly report the situation to the Chief Compliance Officer. No action should be taken based on such a rumor, nor should it be communicated further, without the express approval of the Chief Compliance Officer. No action should be taken on the basis of such a rumor, nor should it be communicated further, without the express approval of the Chief Compliance Officer. This prohibition applies to a wide variety of rumors, including those regarding the economy as a whole, industry sectors or particular companies. It does not apply to discussions of unsubstantiated information widely circulated in the public media, provided that the source and unsubstantiated nature of the information are disclosed during the discussions.

Penalties for violating the laws against trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

-	civil injunctions
-	treble damages
-	disgorgement of profits
-	jail sentences
-	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
-	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

For a party's first insider trading violation, the SEC may impose against controlling persons civil penalties of over $1MM or three times any profits obtained or losses avoided and may impose against corporations civil penalties of over $2.5MM for failing to take proper steps to prevent insider trading or tipping violations by those who are under their supervision. In addition, any violation of this insider trading policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the personnel involved.

4.	Procedures for Implementation of Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with the Compliance Officer.

5.	Identifying Insider Information

Before trading for yourself or others or recommending trading in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her own investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.	Is this information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? The information can also be communicated to the marketplace via an electronic medium such as Bloomberg.

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.         Report the matter immediately to the Chief Compliance Officer.

2.	Do not purchase or sell, or recommend the purchase or sale of the securities on behalf of yourself or others.

3.	Do not communicate the information inside or outside the Firm other than to the Chief Compliance Officer.

4.	After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade and communicate the information.

6.	Restrictions on Disclosure

It is possible that material, non-public information may be obtained from time to time in the course of employment related activities performed on behalf of the Firm. The Firm's officers and Supervised Persons may not disclose any inside information (whether or not it is material) relating to the Firm, its investors or any securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm's Chief Compliance Officer or a managing member). Inside information may not be communicated to anyone inside or outside of the Firm, except among the Firm's employees on a "need to know" basis. This information must also be secured. For example, you should restrict access to your paper files and computer files and be aware that conversations containing inside information, if appropriate at all, should be conducted in private.

C.	Personal Securities Transactions

1.	Who Must Comply - All Employees

The policies and procedures applicable to the personal securities transactions of the Firm's employees and in particular its "Access Persons" are contained herein.

The term "Access Persons" includes portfolio management personnel and any client service representative who communicates investment advice to clients since the SEC believes that such a person is in a position to take advantage of his or her inside knowledge.

Finally, note that administrative, technical, and clerical personnel are also “Access Persons” as their functions or duties give them access to non-public information.

Pursuant to Rule 204-2(a)(13)(ii) of the Advisers Act, the Firm is required to maintain a list of the Firm's Access Persons - both present and past Access Persons (within the past five years) (See Exhibit I). To comply with Rule 204-2(a)(13)(ii), the Chief Compliance Officer is responsible for compiling and maintaining the list of the Firm's Access Persons. For the purposes of this Policy, all employees and consultants of the Firm are designated as Access Persons.

2.	Reportable Securities

Pursuant to Rule 204A-1(b) of the Advisers Act, Access Persons must disclose their holdings and transactions with respect to certain securities referred to as "reportable securities." The term "reportable security" refers to a security as defined in Section 202(a)(18) of the Advisers Act. The list below is not exhaustive, but the definition would include any:

•	Note;
•	Stock;
•	Treasury stock;
•	Security future;
•	Bond, debenture;
•	Closed-end and exchange traded funds (“ETFs”);
•	Evidence of indebtedness;
•	Private investment funds;
•	Certificate of interest or participation in any profit-sharing agreement;
•	Collateral trust certificate;
•	Pre-organization certificate or subscription;

•	Transferable share;
•	Investment contract;
•	Voting-trust certificate;
•	Certificate of deposit for a security;
•	Fractional undivided interest in oil, gas, or other mineral rights;
•	Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);
•	Any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency;
•	In general, any interest or instrument commonly known as a "security"; or
•	Any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subject to or purchase any of the foregoing.[1]

Excluded from the definition of "reportable security" are the following types of financial products:

•	Direct obligations of the government of the United States;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds registered in the U.S. other than affiliated mutual funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

3.	Personal Trading Procedures

As described herein, the Firm has established procedures to minimize the risks that employees will seek to trade unlawfully through their own "employee accounts" or through "employee related accounts." All employees must disclose the "reportable securities" in which they have direct beneficial ownership or indirect beneficial ownership.

For the purposes of the foregoing, "employee accounts" shall be deemed to include all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more of the Firm's officers, members or employees has a substantial proportionate economic interest or investment discretion. A substantial proportionate economic interest will generally be 25% of the principal amount of an account in which a Firm officer, member or employee has an interest. Investment partnerships and similar indirect means of ownership shall also be included in the foregoing definition of employee accounts.

For the purposes of the foregoing, "employee related accounts" shall be deemed to include any account of the type specified in the immediately preceding paragraph in which direct beneficial ownership is held by one or more members of a Firm officer's, member's or employee's immediate family sharing the same household or for which substantial financial support is provided. For the purposes of the foregoing, "immediate family" shall be deemed to include a Firm officer's, member's or employee's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and adoptive relationships.

1 See Section 202(a)(18) of the Advisers Act.

The Firm's policy is to require periodic submissions and supervisory reviews as follows:

4.         Initial Holdings Reports and Annual Holdings Reports

(i)	Obligation

Upon commencing employment with the Firm and at any time requested to do so by the Firm, all employees must provide the Firm's Chief Compliance Officer (directly or via an electronic personal trading platform such as “Tradesphere” by Financial Tracking) a list of all reportable securities positions in employee accounts and employee related accounts. The Initial Holdings Report must be submitted no later than ten calendar (10) days after the person becomes an Access Person of the Firm and the information it contains must be current as of a date not more than forty-five (45) days prior to such person becoming an employee. With respect to the Annual Holdings Report, it must be current as of December 31st of each year end and be submitted within forty-five (45) days of each calendar year end.

(ii)	Content of the Initial Holdings Report and Annual Holdings Report

The Initial Holdings Report and the Annual Holdings Report each must contain, at a minimum, the following information:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each "reportable security" in which the employee has any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee's direct or indirect benefit; and
•	The date the employee submits the report.

(iii)	Exceptions

An employee is not required to report securities held in accounts over which the employee had specifically ceded investment decision making responsibilities, through a signed agreement (e.g. an investment management agreement or a trust document), to a third party provided it is not an immediate family member living in the same household. However, information regarding the existence of these accounts, along with appropriate documentation illustrating that investment decision making authority has been assigned to third-parties, must be provided to the Chief Compliance Officer.

5.         Quarterly Transaction Reports

(i)	Obligation

Any employee that engages in personal securities trading with respect to "reportable securities" must submit Quarterly Transaction Reports to the Chief Compliance Officer (or its designee) that are due no later than thirty (30) days after the close of the calendar quarter.

(ii)	Content of Quarterly Transaction Reports

The Quarterly Transaction Report submitted via Tradesphere will contain, at a minimum, the following information about each transaction that results in any direct or indirect beneficial ownership:

•	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each "reportable security" involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the employee submits the Transaction Report.

(iii)	Addition to Quarterly Transaction Report - Brokerage Statements

In addition to manually reporting transactions in reportable securities (most likely for private transactions only), employees with brokerage accounts should arrange for their brokerage statements to be delivered to Financial Tracking (via post, email or electronic feeds) so that trade information can be entered into Tradesphere by Financial Tracking. Moreover, the Firm requires that statements reflecting quarterly activity be delivered or uploaded to Tradesphere no later than thirty (30) days after the close of each calendar quarter. Each employee bears the responsibility for ensuring that their reporting whether manually by themselves or via Tradesphere is complete, accurate and timely.

(iv)	Exceptions

An employee is not required to report transactions in an account over which the employee had specifically ceded investment decision making responsibilities, through a signed agreement (e.g. an investment management agreement or a trust document), to a third party provided it is not an immediate family member living in the same household. This means that the employee does not:

•	suggest purchases or sales of investments to the trustee or third-party discretionary manager;
•	direct purchases or sales of investments; or
•	consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

However, information regarding the existence of the account, along with appropriate documentation illustrating that investment decision making authority has been assigned to a third-party, must be provided to the Chief Compliance Officer. A negative consent letter may be sent to the third-party on an annual basis to confirm that there have been no changes to the employee’s lack of discretion over the account.

An employee is not required to report securities transactions effected pursuant to an automatic reinvestment plan.

Any employee that does not engage in any personal securities transactions during a calendar quarter is not required to submit a quarterly transaction report, but must certify that they had no reportable transactions.

6.	Personal Securities Transactions that Require Prior Approval

Employees must obtain prior written approval from the Chief Compliance Officer before acquiring a beneficial ownership in a limited offering (such as private companies or private investment funds) and initial public offerings (“Securities”). Provided employees meet eligibility requirements, investments in ABS or its products by employees (or affiliated accounts) do not require pre-approval, but must be reported in annual holdings reports.

Employees that wish to purchase Securities must complete and submit to the Chief Compliance Officer a Request for Prior Approval to Purchase Securities via Tradesphere. Trade approvals will be valid for up to 30 calendar days after the request is made and may be rescinded sooner by the CCO under certain circumstances.

In the event the Chief Compliance Officer wishes to purchase Securities for his or her own employee account that requires pre-approval, the Chief Compliance Officer must get pre-approval from one of the Managing Members in writing.

All approvals or disapprovals of a request for prior approval with respect to Securities are memorialized in writing prior to January 1, 2010 by the Chief Compliance Officer (and a designated Managing Member if applicable) or electronically via Tradesphere subsequently.

7.	Review of Employees' Personal Securities Reports

The Chief Compliance Officer is responsible for reviewing the employees' quarterly reports as well as the Initial Holdings Report and the Annual Holdings Report as part of the Firm's duty to maintain and enforce its Code of Ethics.

In instances when the Chief Compliance Officer has engaged in any personal securities transaction, one of the Managing Members shall review the Chief Compliance Officer's trading activity in his quarterly reports as well as the Annual Holdings Report.

8.	Outside Litigation Activity

An employee must advise the Firm's Chief Compliance Officer and a Managing Member if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.

D.	Description Of Code Of Ethics In Part 2 Of Form ADV

The Firm is required to describe its Codes of Ethics to clients in Part 2A of Form ADV and, upon request, to furnish clients with a copy of the Code of Ethics.

The Chief Compliance Officer is responsible for submitting and updating the Firm's Code of Ethics policy in Part 2A of its Form ADV.

If a client requests a copy of our Code of Ethics, the Firm shall provide such copy without cost.

E.	Reporting Violations

1.	Obligation

All Supervised Persons (any officer, director, partner and employee of the Firm) are required to report actual or known violations or suspected violations of the Firm's Code of Ethics promptly to the Chief Compliance Officer. It is of utmost importance that you report violations or suspected violations in order to maintain the integrity of this Firm. This policy is not intended to impede your ability to exercise your legal right to file a Whistleblower claim with the Securities and Exchange Commission or any other government agency that regulates ABS.

You are to report, without limitation, the following:

•	Noncompliance with applicable federal securities laws, rules and regulations;

•	Fraud or illegal acts involving any aspect of the Firm's business;

•	Material misstatements in regulatory filings, internal books and records, client records or reports;

•	Activity that is harmful to clients; and

•	Deviations from the Firm's controls and procedures that safeguard the client and the Firm.

2.	Confidentiality

Any report of a violation or suspected violation of the Code of Ethics will be treated as confidential to the extent permitted by law.

3.	Retaliation

Retaliation against a Supervised Person who reports a violation or suspected violation is prohibited and constitutes a violation of our Code of Ethics.

F.	Annual Review

As part of the Firm's obligations to conduct an annual review of all of its policies and procedures pursuant to Rule 206(4)-7 of the Advisers Act, the Chief Compliance Officer shall review on an annual basis the adequacy of the Code of Ethics and the Manual and the effectiveness of its implementation and report his findings to the Managing Members.

Any findings or recommendations shall be memorialized in writing and presented to the Firm's senior management for consideration.

G.	Recordkeeping

1.	Documents to Maintain

As amended, Rule 204-2(a)(12)(i)-(iii) of the Advisers Act requires the Firm to keep the following:

•	Copies of the Code of Ethics;
•	Records of violations of the Manual and actions taken as a result of the violations; and
•	Copies of the Firm's Supervised Persons' written acknowledgement of receipt of the Code of Ethics.

As amended, Rule 204-2(a)(13)(i)-(iii) of the Advisers Act requires the Firm to keep the following:

•	Records of all employees' personal trading - Initial Holdings Reports, Annual Holdings Reports, and monthly reports, including any information provided under Rule 204A-1(b)(3)(iii) in lieu of such reports, i.e., brokerage confirmations and transaction reports;
•	A record of the names of the Firm's Access Persons; and
•	Records of decisions, and the reasons supporting the decision to approve an employee's acquisition of securities in initial public offerings or limited offerings.2

2.	Duration

Such documents collected, generated and retained pursuant to Rule 204A-1 of the Advisers Act are maintained for five (5) years, in an easily accessible place, the first two years at the Firm's principal place of business.

2 Records related to the decision approving an access persons' acquisition of IPOs or limited offerings must be kept for at least five (5) years after the end of the fiscal year in which the approval is granted.